Exhibit 21.1(3)

               Electronic Articles of Organization            L03000048568
                           For                                 FILED 8:00 AM
               Florida Limited Liability Company              December 01, 2003


                                    Article I
The name of the Limited Liability Company is:
      CAPITOL MANAGEMENT, LLC


                                   Article II
 The street address of the principal office of the Limited Liability Company is:
       7100 CAMINO REAL BLVD.
       SUITE 402 BOCA RATON, FL. US 33433

 The mailing address of the Limited Liability Company is:
       7100 CAMINO REAL BLVD.
       SUITE 402
       BOCA RATON, FL. US 33433

                                   Article III
 The purpose for which this Limited Liability Company is organized is: ANY
       AND ALL LAWFUL BUSINESS.


                                   Article IV
 The name and Florida street address of the registered agent is:
       BRANDON BROWN PL
       7100 CAMINO REAL BLVD.
       SUITE 402
       BOCA RATON, FL. US  33433

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

 Registered Agent Signature:  ELIZABETH BRANDON-BROWN

 Signature of member or an authonzed representative of a member Signature:
       ELIZABETH  BRANDON-BROWN